                                                                    Exhibit 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 3, 1999, with respect to the consolidated financial statements of Georgia Bancshares, Inc. and subsidiary for the year ended December 31, 1998, included in the Current Report (Form 8-K) of Main Street Banks, Inc. dated May 11, 2001.

We also consent to the incorporation by reference of such report in the Registration Statements of Main Street Banks, Inc. on Forms S-8 (File No. 333-60702, dated May 11, 2001, File No. 333-15069, dated October 30, 1996,
File No. 333-56473 dated June 10, 1998, File No. 333-74555 dated March 17, 1999,
File No. 333-79457 dated May 27, 1999, File No. 333-79463 dated May 27, 1999,
File No. 333-88645 dated October 8, 1999, and File No. 333-49436 dated November 7, 2000).


                                        s/PORTER KEADLE MOORE, LLP

Atlanta, Georgia
May 11, 2001